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                                                                      Exhibit 23


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of Chartwell Diversified Services Inc.

As independent public accountants, we hereby consent to the incorporation by reference to this Form 8-K of our report on Chartwell Diversified Services Inc. as of December 31, 2000, and for the period then ended, dated July 27, 2001. It should be noted that we have not audited any financial statements of Chartwell Diversified Services Inc. subsequent to December 31, 2000, or performed any audit procedures subsequent to the date of our report.


/s/ RJ Gold & Company, P.C.

RJ Gold & Company, P.C.


Needham, Massachusetts
February 11, 2002